UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30, 2008

PHARMATHENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland		21401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry into a Material Definitive Agreement

On September 30, 2008, PharmAthene, Inc. (“PharmAthene”) entered into a securities purchase agreement (“Securities Purchase Agreement”) with Kelisia Holdings Ltd., a public limited company established under the laws of Cyprus (“Kelisia”) and an indirect wholly-owned subsidiary of Panacea Biotec Limited, a public limited company established under the laws of India (“Panacea Biotec”).  Under the Securities Purchase Agreement, Kelisia has agreed to purchase (i) 3,733,334 shares of PharmAthene’s common stock at a price of $3.50 per share and (ii) a twelve-month warrant to purchase up to 2,745,098 additional shares of common stock at an exercise price of $5.10 per share.  The Securities Purchase Agreement provides for the closing to occur on or before October 20, 2008.  Upon closing, PharmAthene expects to receive gross proceeds from this transaction of $13,066,669.

Closing conditions under the Securities Purchase Agreement include the execution by PharmAthene and Kelisia of an investor rights agreement (“Investor Rights Agreement”), which would provide Kelisia with, among other things, registration rights in connection with the shares to be issued under the Securities Purchase Agreement and the shares issuable upon exercise of the warrant.  The Investor Rights Agreement would require PharmAthene to file with the Securities and Exchange Commission a registration statement covering such shares within 45 days after closing and to use its best efforts to cause the registration statement to become effective as promptly as practicable thereafter.  In addition, if PharmAthene proposes to register any of its stock in connection with a public offering of stock for cash (other than in connection with its 2007 Long-Term Incentive Compensation Plan, business combinations, shelf registration statements or, in certain circumstances, rights offerings), Kelisia would generally have the right to have its shares of PharmAthene stock added to such registration statement.  In addition, the Investor Rights Agreement would grant rights to Kelisia to purchase its equity percentage of all common stock, preferred stock or securities convertible or exchangeable into common stock that PharmAthene issues in private placements within 3 years of the closing (except issuances in connection with M&A transactions, employee benefit plans, commercial financing transactions, strategic alliances and certain other circumstances). “Equity percentage” is that percentage figure that expresses the ratio that (a) the number of shares owned by Kelisia and which Kelisia may acquire upon exercise of the warrant (subject to the 20% limitation described below) bears to (b) the aggregate number of shares of issued and outstanding common stock on the closing date after giving effect to the transaction.  PharmAthene has also agreed to use its best efforts to list the shares to be issued thereunder and the shares issuable upon exercise of the warrant on the American Stock Exchange (now known as NYSE Alternext US).

Kelisia and its affiliates are prohibited from transferring the shares to be issued under the Securities Purchase Agreement and issuable upon exercise of the warrant or any rights in such shares to PharmAthene’s competitors (except to the extent such transfer is to Panacea Biotec or any of its direct or indirect wholly-owned subsidiaries) or individuals, entities or organizations appearing on the list of Specially Designated National and Blocked Persons maintained by the U.S. Office of Foreign Assets Control (“OFAC”) or primarily operating in a nation subject to an OFAC sanctions program or any other entities or individuals if the transfer to them might reasonably be expected to have an adverse effect on PharmAthene’s ability to bid for and receive grants or contracts from the United States government.  This restriction does not apply to non-negotiated bona fide market sales.

Immediately after the closing of the transaction, Panacea Biotec, through its subsidiary Kelisia, will own approximately 14.5% of PharmAthene’s issued and outstanding common stock.  While the warrant gives Kelisia the right to purchase up to an additional 2,745,098 shares, Kelisia may not exercise the warrant to purchase any amount of shares that, if issued, would result in the aggregate number of shares that Kelisia would otherwise receive upon warrant exercise, together with the shares it purchased under the Agreement and any other shares beneficially owned by Panacea Biotec, Kelisia and any other holder of the shares issued under the Agreement or the warrant (and their respective officers, directors and affiliates), equaling or exceeding 20% of the number of shares of PharmAthene’s common stock outstanding on September 30, 2008 or on the exercise date.

On September 30, 2008, PharmAthene and Panacea Biotec also signed a side letter, pursuant to which (i) Panacea Biotec has agreed, among other things, to continue to have at least a majority ownership of Kelisia while Kelisia owns at least 500,000 shares of PharmAthene, and (ii) both Panacea Biotec and PharmAthene have agreed to engage in discussions from time to time relating to, among other things, the manufacture and/or process development by Panacea Biotec of a portion of PharmAthene’s proprietary biodefense medical countermeasures under development and to afford PharmAthene a right of first negotiation with respect to the possible commercialization and marketing of certain of Panacea Biotec’s products.

For the three (3) year period following the closing, Kelisia and its affiliates are prohibited from purchasing, offering to purchase, entering into any agreement relating to the purchase of, or otherwise engaging in any transaction relating to, any of PharmAthene’s securities whether publicly or privately.

Attached hereto as Exhibit 99.1 is a press release from September 30, 2008, in which PharmAthene announced the execution of the Securities Purchase Agreement and the side letter.

Item 3.02.               Unregistered Sales of Equity Securities.

The shares and warrant are expected to be sold to Kelisia in reliance on the exemption from registration provided by 4(2) of the Securities Act of 1933, as amended.

The additional information required by this Item is incorporated herein by reference to Item 1.01.

Item 9.01.               Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit No.	Description

99.1	Press Release of PharmAthene, dated September 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC. (Registrant)

Date: October 6, 2008	By:	/s/ Christopher C. Camut

Christopher C. Camut Chief Financial Officer